Exhibit 99.4

Dear Sequanautes,

Moments ago, we announced a proposed acquisition in an all-cash transaction by Renesas Electronics Corporation, one of the world’s premier suppliers of advanced semiconductor solutions and a long-time business partner of Sequans. This announcement is the culmination of the good relationships we have developed between the sales, business unit and product development teams of both companies since we started working together in 2020. It is important and exciting news about Sequans’ next chapter.

Renesas has a successful track record of acquiring international technology businesses (including the purchases of Dialog, Celeno and, most recently, Panthronics) and partnering with the management teams to create sustainable growth with a strong commitment to supporting customers and investing in product innovation. The Sequans management team and I are excited about this opportunity that will allow us to deliver comprehensive IoT solution offerings.

Upon closing of the transaction, Renesas intends to add Sequans’ breadth of cellular connectivity products and IP to its core product lineup, including microcontrollers, microprocessors, wireless connectivity, analog and mixed signal front ends.

Combining with Renesas will allow us to leverage their worldwide sales and support organization to further boost design wins. And with Sequans’ products under the Renesas umbrella, we will be better equipped to compete and grow our share in both Massive IoT and Broadband IoT segments.

Renesas is present in segments and regions that we have not been able to address. Combining with Renesas will expand our cellular IoT addressable market and revenue potential.

By adding our IoT 5G/4G solutions into Renesas’ extensive wireless offering, we can provide a truly comprehensive wireless connectivity portfolio. This, combined with Renesas’ robust MCU/MPU product family, will empower us to offer all the essential technologies needed for any IoT device and application.

Furthermore, integration with Renesas’ operations will provide us with the advantages of economy of scale and access to unique wireless expertise, resulting in improved operational margins and fostering further innovation.

For all these reasons, we believe that joining forces with Renesas will provide a richer offering to the market and will create synergies that lead to a faster and higher potential revenue ramp than Sequans could achieve on its own.

Our ability to potentially advance down this optimal path was only possible thanks to your tenacity and dedication. I could not be prouder of the work you have all done over the many years that we have been on this adventure. This next step in our evolution is a testament to your commitment to Sequans and our customers.

We are excited about this proposed acquisition and thrilled that Renesas recognizes the value of our technology and the pipeline of business we have developed. I want you all to know that in considering our path forward, it was imperative for us to select a partner aligned with our vision and culture – and we believe we have done just that.

In terms of the next steps, the transaction will now be subject to works council consultation as is required by French law. Following completion of such consultation, our board will be in a position to decide whether to recommend the tender offer to our shareholders and Renesas will commence the tender offer if our board decides to make such recommendation. We hope to complete the transaction by the first quarter of 2024, subject to confirmation of tax treatment from relevant authorities, regulatory approvals and other customary closing conditions. Until it is completed, we continue as a publicly traded company, and it is very important for all of us to remain focused on our day-to-day responsibilities. While many decisions have yet to be worked out between now and then, it is important to keep in mind that this project is about a change in ownership – not a change in strategy.

To provide more detail and context regarding our agreement with Renesas, I will be hosting a virtual all hands meeting today at 4:30 PM CET and tomorrow at 10:30 AM CET (accommodating employees in all time zones). A Zoom invitation will be sent to all Sequanautes.

I want to thank each of you for helping to build Sequans into the company it is today. The opportunity to take this next step in our evolution was made possible because of our unique technology and product portfolio, strong customer relationships, and dedicated team. I hope you share my enthusiasm about Sequans’ bright prospects. As always, please don’t hesitate to reach out to your manager with additional questions or to me directly.

All the best

Georges

Georges Karam

Chairman and CEO, Sequans

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Sequans Communications S.A. (“Sequans”) by Renesas Electronics Corporation, a Japanese corporation (“Parent” or “Renesas”), Parent will commence, or will cause to be commenced, a tender offer for all of the outstanding ordinary shares, including American Depositary Shares of Sequans. The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Sequans. It is also not a substitute for the tender offer materials that Parent or Renesas Electronics Europe GmbH, a direct wholly owned subsidiary of Parent (“Purchaser”) will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Parent and Purchaser will file tender offer materials on Schedule TO with the SEC, and Sequans will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND BE CONSIDERED BY SEQUANS’ SECURITYHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Sequans’ investors and security holders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Sequans’ investors and security holders by contacting Sequans at ir@sequans.com, or by visiting Sequans’ website (www.sequans.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Sequans with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. SEQUANS’ INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PARENT OR SEQUANS WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PARENT AND SEQUANS.

Cautionary note regarding forward-looking statements

This announcement may contain certain statements that are, or may be deemed to be, forward-looking statements with respect to the financial condition, results of operations and business of Renesas and/or Sequans and/or the combined group following completion of the transaction and certain plans and objectives of Renesas with respect thereto. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, the timing and benefits thereof, as well as other statements that are not historical fact. These forward-looking statements can be identified by the fact that they do not relate to historical or current facts. Forward-looking statements also often use words such as “anticipate,” “target,” ”continue,” “estimate,” “expect,” ‘‘forecast,” “intend,” “may,” “plan,” “goal,” “believe,” “hope,” “aims,” “continue,” “could,” “project,” “should,” “will” or other words of similar meaning. These statements are based on assumptions and assessments made by Renesas and/or Sequans (as applicable) in light of their experience and perception of historical trends, current conditions, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward-looking statements in this announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct and you are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement.

Forward-looking statements are not guarantees of future performance. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer; the failure to obtain necessary regulatory or other approvals; the outcome of legal proceedings that may be instituted against Sequans and/or others relating to the transaction; the possibility that competing offers will be made; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; significant or unexpected costs, charges or expenses resulting from the proposed transaction; and negative effects of this announcement or the consummation of the proposed acquisition on the market price of Sequans’ ADS and ordinary shares. Many factors could cause actual results to differ materially from those projected or implied in any forward-looking statements. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are changes in the global, political, economic, business and competitive environments, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or dispositions. If any one or more of these risks or uncertainties materializes or if any one or more of the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Such forward looking statements should therefore be construed in the light of such factors. A more complete description of these and other material risks can be found in Sequans’ filings with the SEC, including its annual report on Form 20-F for the year ended December 31, 2022, subsequent filings on Form 6-K and other documents that may be filed from time to time with the SEC, as well as, the Schedule TO and related tender offer documents to be filed by Parent and Purchaser and the Schedule 14D-9 to be filed by Sequans. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this announcement. Neither Renesas nor Sequans undertakes any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by applicable law.

No member of the Renesas group or the Sequans group nor any of their respective associates, directors, officers, employers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this announcement will actually occur.

Except as expressly provided in this announcement, no forward-looking or other statements have been reviewed by the auditors of the Renesas group or the Sequans group. All subsequent oral or written forward-looking statements attributable to any member of the Renesas group or the Sequans group, or any of their respective associates, directors, officers, employers or advisers, are expressly qualified in their entirety by the cautionary statement above.